Exhibit 99.1

News Release

For information contact:

Colleen Johnson

Vice President Communications

CNL Financial Group

407-650-1223

CNL HEALTHCARE PROPERTIES II ANNOUNCES

ESTIMATED VALUE PER SHARE OF $10.00

(ORLANDO, Fla.) Sept. 19, 2017 — CNL Healthcare Properties II, a real estate investment trust (REIT) focused on seniors housing and healthcare properties, announced today that the board of directors approved an estimated net asset value per share (NAV) of $10.00 for all share classes as of June 30, 2017. The per share public offering price for each class of common stock in the current offering remains unchanged at $10.93 for Class A shares, $10.50 for Class T shares and $10.00 for Class I shares effective Sept. 19, 2017.

“Our initial net asset value per share was influenced by a number of factors, the biggest of which being the exceptional financial performance of our first seniors housing acquisition, which is currently 100 percent occupied and has bested our expectations considerably,” said Stephen H. Mauldin, president and CEO of CNL Healthcare Properties II. “Furthermore, this first NAV reflects the tangible, economic benefits to our shareholders of our advisor paying the organizational and offering expenses on behalf of the company, plus actively supporting quarterly cash distributions as set forth in our Expense Support Agreement.”

Summer Vista Assisted Living, Pensacola, Florida

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Page 2/CNL Healthcare Properties II announces estimated value per share of $10.00

The company engaged CBRE Capital Advisors, Inc. (CBRE Cap), an independent investment banking firm, to conduct the valuation. The valuation committee, comprised exclusively of independent board members, directed and reviewed the valuation process and recommended an estimated net asset value per share of $10.00, which was within the range of values provided by CBRE Cap. The recommendation was unanimously approved by the full board of directors. CBRE Cap is not responsible for the estimated value per share approved by the board of directors.

The NAV is based on the estimated value of the company’s assets minus the estimated value of its liabilities divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of June 30, 2017. The valuation process was completed in compliance with the company’s valuation policy and certain methodologies promoted by the Investment Program Association (IPA), a trade association for non-listed investment products.

About CNL Healthcare Properties II

CNL Healthcare Properties II intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning with the year ending Dec. 31, 2017, or the first year in which it commences material operations. Based in Orlando, Florida, CNL Healthcare Properties II intends to invest in the seniors housing, medical office, acute care and post-acute care sectors. For more information, visit cnlhealthcarepropertiesii.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $34 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit cnl.com.

About CBRE

CBRE Group, Inc., (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California, and one of the world’s largest commercial real estate services and investment firms (in terms of 2016 revenue). CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services. CBRE Cap and affiliates possess substantial experience in the valuation of assets similar to those owned by the Company and regularly undertake the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions.

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